Exhibit 99.1

Celeritek, Inc. Announces Delisting from Nasdaq; Sets Final Record Date for Distributions

July 11, 2005, Santa Clara, California - Celeritek, Inc. (Nasdaq: CLTK) today announced that its common stock has been delisted from the Nasdaq Stock Market effective today, July 11, 2005. Celeritek also announced that at the close of business on July 22, 2005, it will close its stock transfer books and discontinue recording transfers of its common stock. Thereafter, certificates representing the common stock will not be assignable or transferable on the books of the company. Any future distributions made by Celeritek will be made solely to the stockholders of record at the final record date, which is the close of business on July 22, 2005.

As previously announced, Celeritek completed the sale of substantially all of its assets to Mimix Broadband, Inc. on June 3, 2005, for $2.8 million in cash, subject to a working capital purchase price adjustment, plus the assumption by Mimix of approximately $6 million in liabilities. Based on Celeritek’s working capital at closing, the $2.8 million cash purchase price was adjusted downward by $300,000, for a final cash purchase price of $2.5 million. $300,000 of the $2.5 million cash purchase price is being held in escrow until December 3, 2005 to satisfy any indemnification claims that may arise.

Also as previously announced, on June 3, 2005, Celeritek’s adopted a plan of dissolution and complete liquidation. The key features of the plan of dissolution, as further described in Celeritek’s definitive proxy statement for the shareholders meeting held on June 3, 2005, which is available on the SEC’s website at www.sec.gov, are to: (1) cease business operations, except as may be necessary to wind up the company’s business affairs; (2) pay or make adequate provision for all of liabilities; and (3) distribute any remaining assets to shareholders in one or more liquidating distributions. Celeritek will also be changing its corporate name to “CTK Windup Corporation.”

On June 24, 2005, Celeritek made an initial liquidating distribution to its holders of common stock of $0.62 per share, or approximately $8.3 million in the aggregate, which was paid to shareholders of record on June 10, 2005. Celeritek cannot at this time predict the timing or amount of future liquidating distributions. Any amounts to be distributed to shareholders may be less than the price or prices at which Celeritek’s common stock has recently traded or may trade in the future.